AFFILIATION AGREEMENT
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This Affiliation Agreement ("Affiliation Agreement") dated as of January 13,
1998 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and CITFED BANCORP., INC., a corporation organized and existing under the corporation laws of the State of Delaware, with its principal office located in Dayton, Montgomery County, Ohio ("CitFed Bancorp").

                             W I T N E S S E T H:

WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and CitFed Bancorp is a unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended ("HOLA"), and Fifth Third and CitFed Bancorp desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Delaware pursuant to which at the Effective Time (as herein defined in Section IX) CitFed Bancorp will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

WHEREAS, CitFed Bancorp owns all of the outstanding stock of Citizens Federal Bank, F.S.B. ("Thrift Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary The Fifth Third Bank of Western Ohio, an Ohio banking corporation ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger");

WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the common stock, $.01 par value per share, of CitFed Bancorp which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and in substitution therefor such CitFed Bancorp shares will, at the Effective Time, be converted into the right to receive shares of the common stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement; and

WHEREAS, as a condition and inducement to Fifth Third's willingness to enter into this Agreement, CitFed Bancorp and Fifth Third are entering into a Stock Option Agreement substantially in the form of Appendix B hereto (the "Stock Option Agreement").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and CitFed Bancorp, agree together as follows:

I.     Mode of Effectuating Conversion of Shares

A. At the Effective Time (as defined in Article IX), all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation (as defined in Section I.F.). Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

B. Each of the shares of the common stock, $.01 par value per share, of CitFed Bancorp ("CitFed Bancorp Common Stock") that is issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be converted by virtue of the Merger and without further action, into the right to receive .67 shares of Fifth Third Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section I.E. herein. All issued and outstanding shares of the preferred stock of CitFed Bancorp, if any, shall be canceled at the Effective Time.

C. At the Effective Time, all of the shares of CitFed Bancorp Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of CitFed Bancorp, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their CitFed Bancorp Common Stock shall have been converted by virtue of the Merger.

D. After the Effective Time, each holder of a certificate or certificates for shares of CitFed Bancorp Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of CitFed Bancorp Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the Nasdaq National Market on the date the Merger becomes effective (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each CitFed Bancorp shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing CitFed Bancorp Common Stock in exchange for new certificates of Fifth Third Common Stock.

Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of CitFed Bancorp Common Stock shall be deemed for all corporate purposes to represent the right to receive the number of full shares of Fifth Third Common Stock (and cash in lieu of fractional shares) into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which CitFed Bancorp Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of CitFed Bancorp Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

E. The Exchange Ratio shall be adjusted so as to give the CitFed Bancorp shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than regular quarterly cash dividends), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the CitFed Bancorp shareholders, as of the Effective
Time.   Notwithstanding the provisions of this Section I.E., no adjustment to the Exchange Ratio will be required in the event Fifth Third issues shares of Fifth Third Common Stock in order to effect a pooling-of-interests transaction or issue shares in another merger or acquisition transaction prior to the Effective Time or is required to divest any of its assets as a condition to obtaining any regulatory approval required to consummate the Merger or any other merger or acquisition transaction.

F. When all necessary documents have been filed and recorded in accordance with the laws of the States of Ohio and Delaware, and the Merger becomes effective, the separate existence of CitFed Bancorp shall cease and CitFed Bancorp shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

G. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

H. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Code of Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Code of Regulations of the Surviving Corporation and in accordance with law.

I. The Code of Regulations of Fifth Third at the Effective Time shall be the Code of Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

J. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of CitFed Bancorp shall cease; Fifth Third, as the Surviving Corporation, shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and CitFed Bancorp, and all obligations owing by or due each of Fifth Third and CitFed Bancorp shall be vested in, and become the obligations of, Fifth Third, as the Surviving Corporation, without further act or deed; and all rights of creditors of each of Fifth Third and CitFed Bancorp shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and CitFed Bancorp shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

K. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of CitFed Bancorp in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of CitFed Bancorp and otherwise to carry out the purposes of this Agreement.

L. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Delaware. This Agreement (if necessary) or the applicable Articles or Certificate of Merger shall not be filed with the Secretary of the State of Ohio and the Secretary of State of Delaware until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

M.     The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the code and for purposes of Sections 354 and 361 of the Code.

N. The Merger is intended to qualify for pooling-of-interests accounting treatment.

II.     Representations and Warranties of CitFed Bancorp.

CitFed Bancorp represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by CitFed Bancorp to Fifth Third prior to the execution of this Agreement by Fifth Third:

A. CitFed Bancorp (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Delaware and is a registered unitary savings and loan holding company under the HOLA;
(ii) is duly authorized to conduct the business in which it is engaged; (iii) has 20,000,000 shares, $.01 par value per share, of CitFed Bancorp Common
Stock and 5,000,000 shares, $.01 par value per share, of preferred stock ("CitFed Bancorp Preferred Stock") authorized pursuant to its Certificate of Incorporation, which are the total number of shares CitFed Bancorp is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of CitFed Bancorp of any kind, other than (a) 13,002,811 shares of CitFed Bancorp Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, (b) options to purchase a total of 520,155 shares of CitFed Bancorp Common Stock which were granted to and are currently held by the employees, officers and directors of CitFed Bancorp and/or its subsidiaries, (c) the option granted to Fifth Third pursuant to the Stock Option Agreement, and (d) rights granted to holders of CitFed Bancorp Common Stock (the "Rights") pursuant to the Stockholder Protection Rights Agreement dated October 21, 1994 between the Company and Chemical Bank (the "Rights Plan"), and (e) CitFed Bancorp's 8.25% Subordinated Notes due September 1, 2003; (v)owns of record and beneficially free and clear of all liens and encumbrances, all of the 4,025,000 outstanding shares of the capital stock of the Thrift Subsidiary, $.01 par value per share; (vi) owns of record and beneficially free and clear of all liens and encumbrances, all of the 750 outstanding shares of the capital stock of CitFed Mortgage Corporation of America ("CMCA"), no par value per share; (vii) directly or through a subsidiary, owns of record and beneficially free and clear of all liens and encumbrances, all of the 10 outstanding shares of the capital stock of Dayton Financial Services, Inc. ("DFSI"), $50.00 par value per share; (viii) directly or through a subsidiary, owns of record and beneficially free and clear of all liens and encumbrances, all of the 75 outstanding shares of the capital stock of CF Property Management, Inc., doing business as "CitFed Investment Group" ("CIG"), no par value per share; and
(ix) directly or through a subsidiary, owns of record and beneficially free and clear of all liens and encumbrances, all of the 247 outstanding shares of the Class B, non-voting common stock, no par value per share of CFX Insurance Strategies Agency, Inc. ("CFX"). The following three individuals own one share each of Class A voting common stock, no par value, each of which is subject to a stock redemption agreement at a purchase price of $500.00 per share: Jerry L. Kirby, Joseph E. Balmer and Lamar E. Smith. Other than as set forth herein or in Schedule 1, CitFed Bancorp does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly any shares of any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind (except for marketable securities and Federal
Home Loan Bank stock). CitFed Bancorp has no direct or indirect subsidiaries other than Thrift Subsidiary, CMCA, DFSI, CIG and CFX (the Thrift Subsidiary, CMCA, DFSI, CIG and CFX are collectively referred to herein as the "Subsidiaries").

B.     1.     Thrift Subsidiary is duly incorporated, validly existing and in good standing as a federal savings bank under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Thrift Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Thrift Subsidiary of any kind, other than 4,025,000 shares of the capital stock, $.01 par value per share, all owned of record and beneficially by CitFed Bancorp.

     2. CMCA is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to conduct the business as now conducted by it; and CMCA does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of CMCA of any kind, other than 750 shares of the capital stock, no par value per share, all owned of record and beneficially by CitFed Bancorp or another Subsidiary.

     3. DFSI is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to conduct the business as now conducted by it; and DFSI does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of DFSI of any kind, other than 10 shares of the capital stock, $50.00 par value per share, all owned of record and beneficially by CitFed Bancorp or another Subsidiary.

     4. CIG is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to conduct the business as now conducted by it; and CIG does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of CIG of any kind, other than 75 shares of the capital stock, no par value per share, all owned of record and beneficially by CitFed Bancorp or another Subsidiary.

     5. CFX is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to conduct the business as now conducted by it; and CFX does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of CFX of any kind, other than 247 shares of the Class B, non-voting common stock, no par value per share, all owned of record and beneficially by CitFed Bancorp or another Subsidiary, and three shares of the Class A voting common stock, no par value per share, one share of which is owned of record and beneficially by each of Jerry L. Kirby, Joseph E. Balmer and Lamar E. Smith, for purposes of complying with applicable insurance laws and regulations.

C. CitFed Bancorp has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at March 31, 1995, 1996, and 1997 and for the years ended on March 31, 1996 and 1997, together with the opinions of its independent certified public accountants associated therewith. CitFed Bancorp also has previously furnished to Fifth Third the Thrift Financial Reports of the Thrift Subsidiary as at March 31, 1997 as filed with the Office of Thrift Supervision ("OTS"). CitFed Bancorp also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at June 30, 1997 and September 30, 1997, and for the three and six months then ended, and (ii) the Thrift Financial Reports as filed with the OTS of the Thrift Subsidiary for the quarters ended June 30, 1997 and September 30, 1997. Such audited and unaudited consolidated financial statements of CitFed Bancorp fairly present the consolidated financial condition of CitFed Bancorp as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of CitFed Bancorp or the Subsidiaries required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). CitFed Bancorp shall furnish Fifth Third with unaudited, consolidated financial statements as at December 31, 1997, and for the quarter then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before March 31, 1998, CitFed Bancorp shall furnish Fifth Third with its audited, consolidated financial statements as at March 31, 1998 and for the year then ended as soon as they are reasonably available.

D. CitFed Bancorp and the Subsidiaries have good and marketable title to all of the material properties and assets reflected in their separate statements of financial condition as at March 31, 1997, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

E. Except for events relating to the business environment in general: (i) Since March 31, 1997, to the date hereof there have been no material adverse changes in the financial condition, operations or business of CitFed Bancorp and the Subsidiaries on a consolidated or separate basis; (ii) CitFed Bancorp is not aware of any events which have occurred since March 31, 1997 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of CitFed Bancorp and the Subsidiaries on a consolidated or separate basis; and (iii) since March 31, 1997, to the date hereof there have been no material changes in the methods of business operations of CitFed Bancorp and the Subsidiaries.

F. There are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of CitFed Bancorp, threatened against CitFed Bancorp or any of the Subsidiaries which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of CitFed Bancorp and the Subsidiaries on a consolidated or separate basis.

G. Since March 31, 1997, to the date hereof CitFed Bancorp and each of the Subsidiaries has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since March 31, 1997, to the date hereof CitFed Bancorp has not declared or paid any dividends nor made any distributions of any other kind to its shareholders other than its regular quarterly cash dividends.

H. CitFed Bancorp and each of the Subsidiaries have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. To the best knowledge of CitFed Bancorp, all tax returns filed by CitFed Bancorp or the Subsidiaries through the date hereof constitute complete and accurate representations of the tax liabilities of CitFed Bancorp and each of the Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects. Neither CitFed Bancorp nor any of the Subsidiaries is currently under audit nor has any of them been contacted for an audit and neither CitFed Bancorp nor any of the Subsidiaries is engaged in any appeal proceeding in connection with any state, Federal, or local tax filing. As of the date hereof, neither CitFed Bancorp nor any of the Subsidiaries has reason to believe that any condition exists with respect to the business or operation of CitFed Bancorp or the Subsidiaries that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for pooling-of-interests accounting treatment.

I. Neither CitFed Bancorp nor any of the Subsidiaries is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by any of the Subsidiaries) which do not require the annual expenditure of more than $250,000.00 thereunder.

J. Since March 31, 1997, to the date hereof none of the Subsidiaries has incurred any unusual or extraordinary loan losses which are material to CitFed Bancorp and the Subsidiaries on a consolidated basis; to the best knowledge of CitFed Bancorp and in light of the Subsidiaries' historical loan loss experience and the Subsidiaries' management's analysis of the quality and performance of its loan portfolio, as of September 30, 1997, reserves for loan losses were, in the opinion of CitFed Bancorp, adequate to absorb all known and reasonably anticipated losses as of such date.

K. Neither CitFed Bancorp nor any of the Subsidiaries has, directly or indirectly, dealt with any broker or finder in connection with this transaction and none of them has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement. CitFed Bancorp shall be solely responsible for payment of any fees to any broker or finder purporting to represent CitFed Bancorp in the transactions provided for in this Agreement.

L.     1.     The directors of CitFed Bancorp, by resolution adopted by the unanimous vote of all directors present at a meeting duly called and held in accordance with applicable law, (a) have duly approved this Agreement, the Stock Option Agreement and the transactions contemplated herein and therein,
(b) have directed that this Agreement be submitted to a vote of CitFed Bancorp's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, and (c) have approved, and taken all action required by the terms of the Rights Plan, to authorize the redemption of such Rights prior to or at the Effective Time subject only to the payment of $.01 per Right to each holder of a Right, all in accordance with and as required by law and in accordance with the Certificate of Incorporation and Bylaws of CitFed Bancorp, and with respect to clause (c), the Rights Plan..

     2. CitFed Bancorp has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of CitFed Bancorp, enforceable against CitFed Bancorp in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity; subject, however, to the receipt of requisite regulatory approvals and the approval of CitFed Bancorp's shareholders.

     3. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, CitFed Bancorp's Certificate of Incorporation or Bylaws or, to the best knowledge of CitFed Bancorp, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order to which CitFed Bancorp or any of the Subsidiaries is subject or bound; (ii) to the best knowledge of CitFed Bancorp, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to CitFed Bancorp or any of the Subsidiaries; (iii) conflicts with, results in a breach of, violates or constitutes a default under, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform, any material agreement, arrangement or commitment to which CitFed Bancorp or any of the Subsidiaries is a party or by which CitFed Bancorp's or any of the Subsidiaries' rights, properties or assets are subject or bound; or (iv) to the best knowledge of CitFed Bancorp, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, CitFed Bancorp or any of the Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the annual expenditure of more than $250,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by any of the Subsidiaries).

M. Complete and accurate copies of the (i) Certificate of Incorporation and Bylaws of CitFed Bancorp and (ii) the Charter and Bylaws of the Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N. To the best knowledge of CitFed Bancorp, neither CitFed Bancorp nor any of the Subsidiaries nor any employee, officer or director of any of them has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation of
(i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of CitFed Bancorp or any of the Subsidiaries. To the best knowledge of CitFed Bancorp and each of the Subsidiaries possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

O. To the best knowledge of CitFed Bancorp, neither this Agreement nor any report, statement, list, certificate or other information furnished by CitFed Bancorp or any of the Subsidiaries to Fifth Third or its agents pursuant to this Agreement (including, without limitation, any information which shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of CitFed Bancorp is held to consider the adoption of this Agreement) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

P. There are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting CitFed Bancorp or any of the Subsidiaries in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of CitFed Bancorp or any of the Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which CitFed Bancorp or any of the Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by CitFed Bancorp or any of the Subsidiaries and/or require CitFed Bancorp or any of the Subsidiaries to incur expenses of more than $2,000,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on CitFed Bancorp or any of the Subsidiaries, nor, to the best knowledge of CitFed Bancorp after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which CitFed Bancorp or any of the Subsidiaries is a plaintiff or complainant. Neither CitFed Bancorp nor any of the Subsidiaries is liable in any material respect under any applicable law for any release by any of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is CitFed Bancorp or any of the Subsidiaries liable for any material costs (as a result of the acts or omissions of CitFed Bancorp or any of the Subsidiaries or, to the best knowledge of CitFed Bancorp, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over CitFed Bancorp or any of the Subsidiaries to prevent or minimize any actual or threatened release by CitFed Bancorp or any of the Subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. To the best knowledge of CitFed Bancorp, no underground storage tank presently is located on, nor has any such tank ever been located on, any property owned by CitFed Bancorp or any of the Subsidiaries or any "facility" where CitFed Bancorp or any of the Subsidiaries has exercised any significant management role. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA; in addition, toxic or hazardous substances, as used in this paragraph and all paragraphs of this
Section II.P., shall mean any material or substance that is defined or classified as a "hazardous substance" pursuant to section 101 of CERCLA or

Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1321); a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act (42 U.S.C. §§6803, 6921); a "toxic pollutant" under Section 307(a)(1) of the Federal Water Pollution Control Act (33 U.S.C. §1317(a)(1)); a "hazardous air pollutant" under Section 112 of the Clean Air Act (42 U.S.C. §7412); a "pesticide" under Section 1 of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136); or a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. App. §1802(4)).

To the best knowledge of CitFed Bancorp each "facility" owned, leased or operated by CitFed Bancorp or any of the Subsidiaries (but excluding any "facility" as to which the sole interest of CitFed Bancorp or any of the Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which CitFed Bancorp or any of the Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of CitFed Bancorp and the Subsidiaries taken as a whole.

Q.     1.     Benefit Plans.  Schedule 1 lists the name and a short
description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by CitFed Bancorp or any of the Subsidiaries for the benefit of employees, former employees or Directors of CitFed Bancorp or any of the Subsidiaries and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

     2.     Plan Documents, Reports and Filings.  Except as disclosed on
Schedule 1, CitFed Bancorp or the Subsidiaries has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description,
(b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) to the best knowledge of CitFed Bancorp, such Qualified Benefit Plan is in material compliance with all qualification requirements of
Section 401(a) of the Code; (c) to the best knowledge of CitFed Bancorp, such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of CitFed Bancorp, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of CitFed Bancorp, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of CitFed Bancorp, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. To the best knowledge of CitFed Bancorp, no prohibited transaction under Section 406 of ERISA and not exempt under
Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA. No ESOP Qualified Benefit Plan is leveraged.

     6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of CitFed Bancorp, threatened against any Benefit Plan or against CitFed Bancorp or any of the Subsidiaries with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of CitFed Bancorp and the Subsidiaries or, if not, in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement
(GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under
Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes CitFed Bancorp or any of the Subsidiaries and for which CitFed Bancorp or any of the Subsidiaries is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under
Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. CitFed Bancorp and each of the Subsidiaries (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither CitFed Bancorp, any of the Subsidiaries nor any controlled group member of CitFed Bancorp or any of the Subsidiaries participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. CitFed Bancorp and the Subsidiaries (a) have not incurred any asserted or, to the best knowledge of CitFed Bancorp, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to CitFed Bancorp or any of the Subsidiaries, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", neither CitFed Bancorp nor any of the Subsidiaries have any obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, CitFed Bancorp or one of the Subsidiaries has all power and authority necessary to amend or terminate each Qualified Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

R. The investment portfolios of CitFed Bancorp and each of the Subsidiaries consist of securities in marketable form. Since March 31, 1997 to the date hereof neither CitFed Bancorp nor any of the Subsidiaries has incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, CitFed Bancorp is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of CitFed Bancorp's and the Subsidiaries' investment portfolio on a consolidated basis.

S. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of CitFed Bancorp, threatened against any of the directors or officers of CitFed Bancorp or any of the Subsidiaries in their capacities as such, and no director or officer of CitFed Bancorp or any of the Subsidiaries currently is being indemnified or seeking to be indemnified by either CitFed Bancorp or any of the Subsidiaries pursuant to applicable law or CitFed Bancorp's Certificate of Incorporation or Bylaws or the Thrift Subsidiary's Charter or Bylaws, or the organization documents of any of the other Subsidiaries.

T. There is no "business combination," "moratorium," "control share," or other state anti-takeover statute or regulation or any agreement to which CitFed Bancorp is a party which (i) prohibits or restricts CitFed Bancorp's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

U. CitFed Bancorp has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement (as hereinafter defined) and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement are exempt from the requirements of any such law or regulation, including, without limitation, the laws of the State of Delaware, including Section 203 of the General Corporation Law of the State of Delaware.

V. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for CitFed Bancorp's own account or for the account of one or more of the Subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CitFed Bancorp or one of the Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither CitFed Bancorp or any of the Subsidiaries, nor to CitFed Bancorp's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

III.     Representations and Warranties of Fifth Third

Fifth Third represents and warrants to CitFed Bancorp that as of the date hereof or as of the indicated date, as appropriate:

A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and The Fifth Third Bank is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged.

B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Fifth Third Common Stock and 500,000 shares are classified as preferred stock without par value ("Fifth Third Preferred Stock"). As of the close of business on November 30, 1997, 155,163,554 shares of Fifth Third Common Stock were issued and outstanding and 3,677,597 shares were held in its treasury. As of the date of this Agreement, no shares of Fifth Third Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and directors under its stock option plans. At November 30, 1997, 7,059,640 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 2,116,683 shares were reserved for issuance under options to be granted in the future.

C. All shares of Fifth Third Common Stock to be received by the shareholders of CitFed Bancorp as a result of the Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Fifth Third has furnished to CitFed Bancorp its audited consolidated financial statements as at December 31, 1994, December 31, 1995 and December 31, 1996 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to CitFed Bancorp its audited consolidated financial statements as at December 31, 1997 and for the year then ended together with the opinions of its independent public accountants associated therewith as soon as such statements are publicly available. Fifth Third has also furnished to CitFed Bancorp its unaudited consolidated financial statements as at September 30, 1997, and for the nine (9) months then ended, and shall continue to furnish information for subsequent calendar quarter periods to CitFed Bancorp as soon as such becomes publicly available until the Closing Date.

E. Except for events relating to the business environment in general, the effects of any acquisition transactions publicly announced by Fifth Third, and the issuance by Fifth Third Capital Trust I of its 8.136% Capital Securities, Series A and the related issuance by Fifth Third of its 8.136% Junior Subordinated Deferrable Interest Debentures, Series A: (i) since December 31, 1996, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1996, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since December 31, 1996, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

F.     1.     The Executive Committee of the Board of Directors of Fifth
Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to CitFed Bancorp shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third. No other corporate action is necessary or required, including but not limited to approval of this Agreement or the transaction contemplated herein by the Board of Directors of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity; subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative orders to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of CitFed Bancorp pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) conflicts with, results in a breach of, violates or constitutes a default under, terminate or give any person the right to terminate, amend, abandon, or refuse to perform, any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to CitFed Bancorp.

H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries, nor any employee, officer or director of any of them, has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

I.     1.     To the best knowledge of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to CitFed Bancorp or its agents pursuant to this Agreement (including, without limitation, any information which shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of CitFed Bancorp is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to CitFed Bancorp or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

            a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1996;

            b. Fifth Third's Quarterly Reports on From 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

            c. any Current Report on Form 8-K with respect to any event occurring after December 31, 1996, and prior to the date of this Agreement, including, but not limited to, Fifth Third's Form 8-K dated March 20, 1997;

            d. any report filed by Fifth Third to amend or modify any of the Reports described above; and

            e. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to December 31, 1996.

The information set forth in the documents described in this Section III.I.2. (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the

SEC and/or mailed to shareholders, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to September 30, 1997 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to CitFed Bancorp. Fifth Third timely shall furnish CitFed Bancorp with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

K. Since December 31, 1996, to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of September 30, 1997, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. To the best knowledge of Fifth Third, all tax returns filed by Fifth Third and its subsidiaries through the date hereof constitute complete and accurate representations of the tax liabilities of Fifth Third and each of such subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects. Neither Fifth Third nor any of its subsidiaries is currently under audit nor has any of them been contacted for an audit and neither Fifth Third nor any of its subsidiaries is engaged in any appeal proceeding in connection with any state, Federal, or local tax filing, which audit or appeal, if decided adversely to Fifth Third, would have a material adverse affect on Fifth Third or any of its subsidiaries.

M. Except for dealings with Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney"), Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement. Fifth Third shall be solely responsible for payment to Salomon Smith Barney of any fees incurred in connection with the transactions provided for in this Agreement.

N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in Section II.Q.1. hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to CitFed Bancorp pursuant to Section III.D. hereof.

O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1996, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

P. As of the date hereof, Fifth Third has no reason to believe that any condition exists with respect to the business or operation of Fifth Third that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (other than the reissuance of shares of Fifth Third Common Stock held as treasury shares) for pooling-of-interests accounting treatment.

Q. There is no "business combination," "moratorium," "control share," or other state anti-takeover statute or regulation or any agreement to which Fifth Third is a party which (i) prohibits or restricts Fifth Third's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject CitFed Bancorp to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

R. Fifth Third and its subsidiaries have good and marketable title to all of the material properties and assets reflected in their separate statements of financial condition as at December 31, 1996, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

S. There are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Fifth Third or any of its subsidiaries in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Fifth Third or any of its subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any of its subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Fifth Third or any of its Subsidiaries and/or require Fifth Third or any of its subsidiaries to incur expenses of more than $2,000,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Fifth Third or any of its Subsidiaries, nor, to the best knowledge of Fifth Third after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Fifth Third or any of its subsidiaries is a plaintiff or complainant. Neither Fifth Third nor any of its subsidiaries is liable in any material respect under any applicable law for any release by any of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Fifth Third or any of its subsidiaries liable for any material costs (as a result of the acts or omissions of Fifth Third or any of its subsidiaries or, to the best knowledge of Fifth Third, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Fifth Third or any of its subsidiaries to prevent or minimize any actual or threatened release by Fifth Third or any of its subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. To the best knowledge of Fifth Third, no underground storage tank presently is located on, nor has any such tank ever been located on, any property owned by Fifth Third or any of its subsidiaries or any "facility" where Fifth Third or any of its subsidiaries has exercised any significant management role. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA; in addition, toxic or hazardous substances, as used in this paragraph and all paragraphs of this
Section II.P., shall mean any material or substance that is defined or classified as a "hazardous substance" pursuant to section 101 of CERCLA or
Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1321); a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act (42 U.S.C. §§6803, 6921); a "toxic pollutant" under Section 307(a)(1) of the Federal Water Pollution Control Act (33 U.S.C. §1317(a)(1)); a "hazardous air pollutant" under Section 112 of the Clean Air Act (42 U.S.C. §7412); a "pesticide" under Section 1 of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136); or a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. App. §1802(4)).

To the best knowledge of Fifth Third each "facility" owned, leased or operated by Fifth Third or any of its subsidiaries (but excluding any "facility" as to which the sole interest of Fifth Third or any of its subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any of its subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Fifth Third and its subsidiaries taken as a whole.

T. All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.


IV. Obligations of CitFed Bancorp Between the Date of this Agreement and the Effective Time.

A. CitFed Bancorp, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to the shares of Fifth Third Common Stock to be issued in the Merger has been declared effective by the SEC and under all applicable state securities laws for the purpose of adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of CitFed Bancorp intends to inform the shareholders of CitFed Bancorp in the proxy materials relating to the annual or special meeting that all directors of CitFed Bancorp presently intend to vote all shares of CitFed Bancorp Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of CitFed Bancorp, subject only to such Directors' fiduciary obligations, receipt of an updated fairness opinion from Keefe, Bruyette & Woods, Inc. dated as of the date immediately prior to the date of the Proxy Statement, and their review of Fifth Third's registration statement to be filed with the SEC as set forth in Section V herein, and their reasonable satisfaction with the information set forth therein.

B.     (i)     The Merger is intended to be structured to qualify for
treatment under present accounting rules as a pooling of interests and CitFed Bancorp agrees to take no action which would disqualify the Merger for such treatment under generally accepted accounting principles. Consistent with generally accepted accounting principles, CitFed Bancorp agrees that on or before the Effective Time based on a review of the Subsidiaries loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, CitFed Bancorp will work with Fifth

Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system (collectively, "Fifth Third Procedures"), and CitFed Bancorp agrees to work with Fifth Third after the execution of this Agreement and prior to the Effective Time so that the Fifth Third Procedures can be implemented by CitFed Bancorp, after all conditions to closing the Merger have been satisfied, so as to be in place on the Effective Time. Fifth Third shall provide such assistance and direction to CitFed Bancorp as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and
(ii) from the date of this Agreement until the Effective Time, CitFed Bancorp and the Subsidiaries each will be operated in the ordinary course of business, and none of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its Certificate of Incorporation, Bylaws, capital or corporate structures (other than to redeem the outstanding Rights); issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof or pursuant to the Stock Option Agreement; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt (other than Federal Home Loan Bank advances having maturities not exceeding one year) or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of the amounts set forth in CitFed Bancorp's capital expenditures budget as delivered to Fifth Third prior to the date hereof; make, enter into or renew any agreement for services to be provided to CitFed Bancorp or the Subsidiaries or permit the automatic renewal of any such agreement, except any agreement for services in the ordinary course of business consistent with past practices, provided that CitFed Bancorp will consult with Fifth Third prior to the renewal of any such agreement requiring the annual expenditure of more than $150,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; make, declare, pay or set aside for payment any cash dividends on its own stock other than normal and customary cash dividends not to exceed $0.09 per quarter through June 30, 1998, and $0.10 per quarter thereafter, paid in such amounts and at such times as CitFed Bancorp historically has done on its common stock, provided this covenant shall only apply to CitFed Bancorp and provided further that notwithstanding anything to the contrary herein, Fifth Third and CitFed Bancorp shall cooperate in selecting the Effective Time to ensure that the holders of CitFed Bancorp Common Stock do not become entitled to receive both a dividend in respect of their CitFed Bancorp Common Stock and a dividend in respect of the Fifth Third Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; make, declare, pay or set aside for payment any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business. CitFed Bancorp agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of any of the Subsidiaries which are now owned by it.

C. Except as required by applicable law or regulation, CitFed Bancorp and the Subsidiaries shall not (a) implement or adopt any material change in their interest rate risk management policies, procedures or practices; (b) fail to follow its existing policies or practices with respect to managing their exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

D. Not later than the 15th day prior to the mailing of CitFed Bancorp's proxy statement with respect to the Merger, CitFed Bancorp shall deliver to Fifth Third a list of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the "CitFed Affiliates"). CitFed Bancorp shall use its best efforts to cause each CitFed Affiliate to execute and deliver to Fifth Third on or before the mailing of such proxy statement an agreement in the form of Appendix IV.D hereto.

V.     Cooperation and Other Obligations and Other Covenants

A. Fifth Third will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the OTS, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of CitFed Bancorp in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of CitFed Bancorp and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all regulatory applications within forty-five (45) days of the date of this Agreement and the Registration/Proxy Statement within sixty(60) days of the date of this Agreement, and to secure all such approvals as promptly as practicable. CitFed Bancorp agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning CitFed Bancorp and the Subsidiaries, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide copies thereof to CitFed Bancorp. CitFed Bancorp shall have the right to review, comment on and approve the proxy statement and any amendments thereto included in the registration statement in an appropriate manner prior to being filed. CitFed Bancorp also shall have the right to review and comment on all regulatory applications and responses in an appropriate manner prior to being filed. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide CitFed Bancorp with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by CitFed Bancorp and in connection with approvals required to be obtained by CitFed Bancorp hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, CitFed Bancorp shall provide copies thereof to Fifth Third.

B.     Fifth Third will take no action or omit to take any action that could
(i) delay consummation of the Merger, (ii) diminish the likelihood of the Merger receiving all regulatory approvals or otherwise being consummated; or
(iii) prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or for treatment under present accounting rules as a pooling-of-interests.

C. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

D. CitFed Bancorp agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit CitFed Bancorp, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of their respective subsidiaries, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of CitFed Bancorp and the Subsidiaries or Fifth Third and its subsidiaries, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Section VII.D. hereof); provided, however, that any such examination by Fifth Third or CitFed Bancorp shall not relieve Fifth Third or CitFed Bancorp from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

E. All outstanding stock options under the CitFed Bancorp stock option plan as of the Effective Time (the "Existing Stock Options") shall be amended to provide that (i) upon exercise such holder shall receive that number of shares of Fifth Third Common Stock determined by multiplying the Exchange Ratio by the number of shares of CitFed Bancorp Common Stock subject to the Existing Stock Option, and (ii) the exercise price under such Existing Stock Option will be determined by dividing the exercise price per share under the

Existing Stock Option in effect immediately prior to the Effective Time by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent). All other terms and conditions of the Existing Stock Options shall remain in full force and effect, except as the context may require the substitution of Fifth Third for CitFed Bancorp. Fifth Third shall continue the separate existence of the CitFed Stock Option Plan, provided, however, that Fifth Third may, in its sole discretion, combine the CitFed Bancorp Stock Option Plan as a separate and distinct part of any other stock based employee incentive plan that Fifth Third may utilize from time to time. All such actions shall be taken consistent with Section 424(a) of the Code and the applicable regulations thereunder.

F.  (1)     CitFed Bancorp and its Subsidiaries, if applicable, shall take all actions necessary to freeze the CitFed defined benefit pension plan as of the Effective Time. In conjunction therewith, CitFed Bancorp and its Subsidiaries, if applicable, may at any time make amendments to the CitFed defined benefit pension plan to adjust the formula and qualifications for determining benefits thereunder in a manner selected by it to assure that any excess funding in such plan as of the Effective Time (calculated on a plan termination basis and as agreed to by Fifth Third's actuaries) inures solely to the benefit of participants in such plan or their beneficiaries and to fully vest all benefits of participants as of the Effective Time, provided that such changes are undertaken in a manner that does not adversely affect the qualified status of such plan. Excess funding shall be determined as of the Effective Time disregarding and without reduction for cash balance credits implemented at the request of Fifth Third pursuant to Section V.F.5 below.

     (2) Neither CitFed Bancorp nor any of its Subsidiaries, without the advance written consent of Fifth Third shall (1) except to the extent necessary to carry out the terms of this Agreement, or as required by applicable law, adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (2) make any contributions to any Qualified Benefit Plan after the date of this Agreement, except in the ordinary course of business consistent with past practices.

     (3) CitFed Bancorp or one or more of the Subsidiaries shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans.

     (4) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of CitFed Bancorp shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     (5) If Fifth Third so requests, CitFed Bancorp or one or more of the Subsidiaries shall have amended CitFed Bancorp's defined benefit plan in the manner directed by Fifth Third in order to provide for employees of CitFed Bancorp and the Subsidiaries such cash balance credits as Fifth Third determines would approximate the projected profit sharing plan contributions such employees would receive after closing under the Fifth Third Bancorp Master Profit Sharing Plan for a number of years determined by Fifth Third.

VI.     Conditions Precedent to Closing.

A.     Conditions to the Obligations of Each of the Parties:

The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

     1. The shareholders of CitFed Bancorp shall have duly adopted this Agreement in accordance with and as required by law and in accordance with its Certificate of Incorporation and Bylaws.

     2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the OTS and the Federal Deposit Insurance Corporation to the extent required.

     3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or CitFed Bancorp and other than regularly-scheduled regulatory examinations.

     4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B.     Conditions to the Obligations of Fifth Third:

The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to CitFed Bancorp which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of CitFed Bancorp set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of CitFed Bancorp or the Subsidiaries taken as a whole.

     2. CitFed Bancorp shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of CitFed Bancorp and the Subsidiaries taken as a whole.

     3. Silver, Freedman & Taff, L.L.P., counsel for CitFed Bancorp and the Subsidiaries, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

     4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of CitFed Bancorp immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than $212,000,000. For purposes of this paragraph VI.B.4., any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by paragraph IV.B. of this Agreement, (ii) expenses associated with this Agreement or the Merger; or
(iii) expenses or losses associated with the valuing of CitFed Bancorp or the Subsidiaries' investments at current market value as required by generally accepted accounting principles (including without limitation the requirement of accounting rule SFAS 115) shall be excluded for purposes of calculation of CitFed Bancorp's shareholders' equity as contemplated herein.

     5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of CitFed Bancorp as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Subsidiaries as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of CitFed Bancorp or any of the Subsidiaries that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of CitFed Bancorp and each of the Subsidiaries, and such modifications, in either case, would have a material adverse effect on the financial condition of CitFed Bancorp or any of the Subsidiaries.

     6. The receipt of a certificate from CitFed Bancorp and each of the Subsidiaries, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in

Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of CitFed Bancorp and the Subsidiaries taken as a whole; and
(ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of CitFed Bancorp and the Subsidiaries taken as a whole.

     7. The total issued and outstanding shares of CitFed Bancorp Common Stock shall not exceed 13,522,966 shares on a fully diluted basis , including shares that may be issued upon the exercise of the Existing Stock Options.

     8. Fifth Third shall have received a letter from Deloitte & Touche, LLP, as Fifth Third's independent public accountant, and CitFed shall have received a letter from Deloitte & Touche, LLP, as CitFed's independent public accountant, to the effect that the Merger will qualify for "pooling of interest" accounting treatment.

     9. Simultaneously with the execution of this Agreement, CitFed Bancorp shall have executed and delivered to Fifth Third the Stock Option Agreement granting Fifth Third a stock option to acquire 19.9% of shares of CitFed Bancorp Common Stock in accordance with the terms thereof.

     10. CitFed Bancorp shall have redeemed the Rights at a price of $.01 per Right, in the manner required by the Rights Plan.

C.     Conditions to the Obligations of CitFed Bancorp:

The obligation of CitFed Bancorp to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by CitFed Bancorp in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

     2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

     3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to CitFed Bancorp in substantially the form appended hereto as Appendix C.

     4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Fifth Third.

     5. Fifth Third shall have registered its shares of Common Stock to be issued to the CitFed Bancorp shareholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the CitFed Bancorp shareholders hereunder shall have been authorized for trading on the Nasdaq National Market upon official notice of issuance.

     6. Fifth Third shall have executed and delivered the Fifth Third Employment Contracts (as defined in Section VII.B.4 below) and provide, or make provision for payment of any and all severance payments described in
Section VII below.

VII.     Additional Covenants

A. The Thrift Subsidiary shall be merged with and into Fifth Third Bank, to be effective the Effective Time. The parties hereto agree to cooperate with one another to effect the Subsidiary Merger. Upon consummation of the Subsidiary Merger, the separate corporate existence of the Thrift Subsidiary shall cease by operation of law.

B.     1.     (a)      Fifth Third intends (but is not obligated) to employ at
Fifth Third or other Fifth Third subsidiaries or affiliates as many of the CitFed Bancorp and the Subsidiaries employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Subsidiaries' health and welfare plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's health and welfare plan. Except as provided in (b) below, each employee of CitFed Bancorp and the Subsidiaries who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. Fifth Third shall merge the CitFed Federal Savings Bank 401(k) Profit Sharing Plan into the Fifth Third Bancorp Master Profit Sharing Plan on or as soon as reasonably practicable after the Effective Time if Fifth Third determines in good faith that such merger will not jeopardize the tax exempt status of the Fifth Third Bancorp Master Profit Sharing Plan. Except as provided in (b) below, if the CitFed Federal Savings Bank 401(k) Profit Sharing Plan is merged into the Fifth Third Bancorp Master Profit Sharing Plan, then upon said merger, service taken into account under the CitFed Federal Savings Bank 401(k) Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Bancorp Master Profit Sharing Plan. If the CitFed Federal Savings Bank 401(k) Profit Sharing Plan is not merged into the Fifth Third Bancorp Master Profit Sharing Plan as of the Effective Time, it shall either (i) be continued on a separate plan basis to the extent permissible under the Code and ERISA until a subsequent merger of such plans takes place and the CitFed Federal Savings Bank 401(k) Profit Sharing Plan shall in such case be amended as of the Effective Time so as to provide employer contribution levels on a comparable and equivalent basis to the benefits being provided under the Fifth Third Bancorp Master Profit Sharing Plan but subject to the provisions of Section V.F.5 hereof, or (ii) be terminated retroactive to the Effective Time and all continuing employees of CitFed Bancorp and its Subsidiaries shall become participants in the Fifth Third Bancorp Master Profit Sharing Plan at or as soon as practicable after the Effective Time and shall be given credit for past service for eligibility and vesting but not for benefit accrual purposes but subject to the provisions of Section V.F.5 hereof. Employees shall receive past service credit under the Fifth Third Bancorp Master Retirement Plan for eligibility and vesting but not for benefit accrual purposes. For all other purposes other than the qualified benefit plans discussed above, prior service with CitFed Bancorp or any of the Subsidiaries shall be taken into account for purposes of determining eligibility and vesting, if applicable, of benefits and the level or amount of benefits in the case of vacation, sick pay and other benefits generally available to employees within the Fifth Third holding company system on a uniform or classification basis.

     (b) If, in accordance with Section V.F.5, Fifth Third requests CitFed Bancorp or one or more of the Subsidiaries to amend the CitFed Bancorp defined benefit plan, employees of CitFed Bancorp and the Subsidiaries who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be subject to reduced employer contribution levels under the Fifth Third Bancorp Master Profit Sharing Plan or the continuing CitFed Federal Savings Bank 401(k) Profit Sharing Plan for such period of time as Fifth Third determines such employees have received cash balance credits under the CitFed Bancorp defined benefit plan to equitably adjust for the value of such cash balance credits.

     2. Any officer of CitFed Bancorp or any of the Subsidiaries who has an employment or severance agreement with CitFed Bancorp or any of the Subsidiaries (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements as of December 18, 1997 ("Contract Payments") as their sole severance payments from CitFed Bancorp and Fifth Third in connection with the Merger and in the case of officers with employment agreements, in the amounts set forth in Appendix VII.B.2(b). As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement, except as to any obligation of Fifth Third to make future payments under such agreements. All such agreements shall be in the form attached hereto as Appendix VII.B.2(a).

     3. Subject to normal credit evaluation and standard loan guidelines, a Fifth Third subsidiary bank will provide financing to qualified option holders to allow them to fully exercise all outstanding options as set forth herein.

     4. Fifth Third agrees to enter into an employment contract effective as of the Effective Time with each of Jerry L. Kirby, William M. Vichich, Mary
L. Larkins, John H. Curp, Gerald E. Miller, Sebastion J. Melluzzo, Nancy A. Hussong and Richard E. Berg in the form of Appendices VII.B.4(a), (b), (c),
(d), (e), (f), (g) and (h), respectively, providing for the payments described therein (each a "Fifth Third Employment Contract" and collectively, the "Fifth Third Employment Contracts").

     5. Fifth Third agrees (a) to offer to appoint each of Jerry L. Kirby and Allen M. Hill to the Fifth Third Board of Directors and, if such person's initial term on the Fifth Third Board of Directors expires prior to the Fifth Third annual meeting of stockholders in the year 2001, to nominate such person for a second term on the Board of Directors, and (b) to offer to appoint Jerry L. Kirby as the Chairman of the Board of Fifth Third Bank of Western Ohio.

     6. Those employees of CitFed Bancorp and the Subsidiaries who do not have an employment or severance agreement and who are not to be employed by Fifth Third or its subsidiaries, or who are terminated or voluntarily resign after being notified that as a condition of employment such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within six months after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix VII.B.6 hereto, shall be entitled to severance pay in accordance with the applicable written policy of CitFed Bancorp or the applicable Subsidiary as in effect on the date hereof.

     7. Fifth Third agrees to allow CitFed Bancorp to renew the severance agreements with Messrs. Collier, Weeks and Hilt on April 1, 1998 for a period of one year, such renewed agreements to be on the same terms and conditions as are currently in place other than for the expiration date.

     8. Fifth Third agrees that it will honor, assume and perform the obligations of CitFed Bancorp and/or its Subsidiaries under supplemental retirement agreements or plans dated December 28, 1993 including Amendments No. 1 thereto between CitFed Bancorp and the Thrift Subsidiary or another Subsidiary with each of Jerry L. Kirby, William M. Vichich, Mary L. Morris-Larkins, John H. Curp, Richard Berg and Gerald E. Miller (the "SERPs") and the associated Executive Insurance Agreements dated December 28, 1993 and the First Amendments thereto, and in the case of retirees Hazel L. Eichelberger and Donald D. Brown their respective Amended and Restated Supplemental Benefits Agreement and Amended and Restated Insurance Agreement, each dated December 19,1997. Final Average Compensation under the SERPs shall be calculated as of March 31, 1998, and Compensation applicable to the period after March 31, 1998 shall not be taken into account for purposes of calculating Final Average Compensation. Years of Service for purposes of increasing benefit percentage accruals under the SERPs shall not be taken into account after March 31, 1998. The parties will cooperate with each other to assure that payments under the SERPs do not result in an "excess parachute payment" (as defined in Section 280G of the Code) and to diminish the likelihood of any payments under the SERPs result in a "parachute payment" (as defined in Section 280G of the Code) in connection with or arising from the Merger. CitFed Bancorp and/or its Subsidiaries may amend the Executive Life Insurance Agreements to provide for post employment termination death benefits provided any such amendment does not result in an additional financial expense and does not violate the covenants of CitFed Bancorp contained in the first sentence of Section IV.B.(i). Capitalized terms used in this paragraph that are not otherwise defined in this Agreement shall have the meaning ascribed to them under the SERPs.

C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of CitFed Bancorp and the Subsidiaries arising under applicable Delaware and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the CitFed Bancorp Certificate of Incorporation and Bylaws; the Thrift Subsidiary Charter or Bylaws; and the organizational documents of any of the other Subsidiaries, as in effect on the date hereof to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer, director or employee of CitFed Bancorp, or any of the Subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgements or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of CitFed Bancorp, of any of the Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third's assumption of the indemnification obligations of CitFed Bancorp, or any of the Subsidiaries as provided herein shall continue for a period of five years after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with resect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     (ii) From and after the Effective Time, the directors, officers and employees of CitFed Bancorp and its Subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect form time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a three year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by CitFed Bancorp's existing directors' and officers' liability insurance for acts or omission occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as the annual cost does not exceed 150% of the annual cost currently paid for such coverage by CitFed Bancorp and its Subsidiaries.

D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence, to the extent legally permissible, any non-public, confidential information disclosed to it by CitFed Bancorp concerning CitFed Bancorp or the Subsidiaries. CitFed Bancorp will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence, to the extent legally permissible, any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to CitFed Bancorp or Fifth Third, as the case may be, and shall not be used by Fifth Third or CitFed Bancorp, as the case may be, in any way detrimental to CitFed Bancorp or Fifth Third.

E. All notices under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to CitFed Bancorp to Jerry L. Kirby, Chairman, President and Chief Executive Officer, CitFed Bancorp, Inc., One Citizens Federal Centre, Dayton, Ohio 45402, with a copy to Silver, Freedman & Taff, L.L.P., Attention: James S. Fleischer, Esq. and Barry P. Taff, Esq.; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or CitFed Bancorp to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing, including all prior letters and summary term sheets. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, CitFed Bancorp shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the directors of CitFed Bancorp of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either CitFed Bancorp or any of the Subsidiaries or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving CitFed Bancorp or any of the Subsidiaries (any such transaction being referred to herein as an "Acquisition Transaction"). CitFed Bancorp shall immediately cease and cause to be terminated any activities, discussions or negotiations concerning, or provide any confidential information to, or have any discussion with, any person relating to any Acquisition Transaction. CitFed Bancorp promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

H. Fifth Third and CitFed Bancorp shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this Section VII.H. shall be of no further force or effect.

I. Following the satisfaction of all conditions to closing the Merger, other than the expiration of any waiting period required by any regulatory agency after its approval of the Merger is issued before the transaction may be consummated and conditions which are only capable of being satisfied at closing, upon the request of Fifth Third and at the sole option of Fifth Third, CitFed Bancorp and the Subsidiaries shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie® system. Such Agreement shall provide that MPS will be the exclusive provider of such services to CitFed Bancorp and the Subsidiaries for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of CitFed Bancorp and the Subsidiaries to EFT provided by MPS and conversion to the Jeanie® system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to CitFed Bancorp and the Bank Subsidiaries for the Jeanie® service shall not exceed those charged by the current EFT service provider of CitFed Bancorp and the Subsidiaries, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In no event shall CitFed Bancorp or the Subsidiaries be required to take any actions pursuant to this
Section VII.I. or otherwise under this Agreement that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of CitFed Bancorp or the Subsidiaries.

J. Following the satisfaction of all conditions to closing the Merger, other than the expiration of any waiting period required by any regulatory agency after its approval of the Merger is issued before the transaction may be consummated and conditions which are only capable of being satisfied at closing, (a) CitFed Bancorp and the Subsidiaries shall deliver an agreement with Fifth Third or an affiliate of Fifth Third which will provide the transfer to any such entity of the performance of any and all data processing services, including, without limitation, items processing and application processing, and (b) at Fifth Third's discretion, CitFed Bancorp and the Subsidiaries shall notify any and all vendors currently providing such services of such transfer. CitFed Bancorp and the Subsidiaries shall fully cooperate with Fifth Third in the preparation for such transfer. In the event that Fifth Third determines that a third party should provide such services to CitFed Bancorp and/or the Subsidiaries, CitFed Bancorp and the Subsidiaries, as applicable, agree to have such services provided after the Effective Time by the third party recommended for such purposes by Fifth Third. In the event this Agreement is terminated pursuant to Section VIII hereof for any reason except a material breach or default by CitFed Bancorp, and if, in such instance, CitFed Bancorp desires to convert to another provider of data processing services, including, without limitation, item processing and application processing, Fifth Third shall pay all costs and expenses associated with such conversion.

K. Fifth Third and CitFed Bancorp shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

L. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

M.   1.     Between the date hereof and the Closing Date, CitFed Bancorp shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on CitFed Bancorp and its Subsidiaries, taken as a whole; provided, however, that no information so disclosed to Fifth Third shall be deemed an admission by CitFed Bancorp that such fact would be likely to have a material adverse effect on CitFed Bancorp and its Subsidiaries, taken as a whole, nor shall such information so disclosed to Fifth Third be deemed an exception to any representation, warranty or covenant made by CitFed Bancorp herein unless Fifth Third, in its sole discretion, agrees in writing to accept such an exception.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise CitFed Bancorp in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on CitFed Bancorp and its subsidiaries, taken as a whole; provided, however, that no information so disclosed to Cit Fed Bancorp shall be deemed an admission by Fifth Third that such fact would be likely to have a material adverse effect on Fifth Third and its subsidiaries, taken as a whole, nor shall such information so disclosed to CitFed Bancorp shall be deemed an exception to any representation, warranty or covenant made by Fifth Third unless CitFed Bancorp, in its sole discretion, agrees in writing to accept such an exception.

VIII.     TERMINATION

A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to CitFed Bancorp or by CitFed Bancorp to Fifth Third in the following instances:

     1. By Fifth Third or CitFed Bancorp, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

     2. By Fifth Third or CitFed Bancorp if the business or assets or financial condition of the other party, in each case taken as a whole, shall have materially and adversely changed from that in existence at September 30, 1997, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement (including without limitation the payment by either party of its transaction expenses related to the actions contemplated by this Agreement).

     3. By Fifth Third or CitFed Bancorp, if the merger transaction contemplated herein has not been consummated by September 30, 1998, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

     4.     By the mutual written consent of Fifth Third and CitFed Bancorp.

     5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and B. herein and non-compliance is not waived by Fifth Third.

     6. By CitFed Bancorp if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of CitFed Bancorp to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by CitFed Bancorp.

     7. By CitFed Bancorp if it determines by a vote of the majority of the members of its Board of Directors, and notifies Fifth Third, at any time during the five (5) day period commencing two (2) business days after the Determination Date and if both of the following conditions are satisfied:

            (i) the Average Closing Price of Fifth Third Common Stock is less than $64.40 (adjusted as set forth in the last sentence of this paragraph VIII.A.7.); and

            (ii) (x) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (such number being referred to herein as the "Fifth Third Ratio") shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause
                 (ii)(y) (such number being referred to herein as the "Index Ratio");

     If CitFed Bancorp elects to terminate this Agreement pursuant to this
Section VIII.A.7., it shall give notice to Fifth Third within the aforementioned five (5) day period, provided such notice may be withdrawn at any time. During the five (5) day period commencing with its receipt of such notice, Fifth Third shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $64.40 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Fifth Third Ratio. If Fifth Third makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to CitFed Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section VIII.A.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section VIII.A.7.

     For purposes of this Paragraph VIII.A.7, the following terms shall have the meaning indicated:

     "Average Closing Price" shall mean the average of the per share closing prices of the Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 consecutive trading days ending on the Determination Date as reported by The Wall Street Journal, expressed in decimal figures carried to five figures.

     "Determination Date" means the tenth (10th) trading day prior to the Closing Date.

     "Index Group" means the nineteen (19) bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The nineteen
     (19) bank holding companies and the weights attributed to them are as follows:


Bank Holding Company             Shares Outstanding            Weighting %
                                         of
                                     of 9/30/97
Northern Trust Corp.                      109,139.3                     4.89
Star Banc Corp.                            85,296.2                     3.82
First Tennessee National Corp.             64,059.8                     2.87
State Street Corp.                        160,808.0                     7.20
Marshall & Ilsley Corp.                    88,872.4                     3.98
BB&T Corporation                          134,308.5                     6.02
Mercantile Bancorp                        130,289.0                     5.83
First American Corp.                       58,379.1                     2.61
Summit Bancorp                            175,735.2                     7.87
South Trust Corp.                          99,793.6                     4.47
First Security Corp.                      115,838.0                     5.19
Comerica Inc.                             105,239.7                     4.71
AmSouth Bancorporation                     80,706.2                     3.61
Union Planters Corp.                       67,211.6                     3.01
Regions Financial Corp.                   136,320.5                     6.11
Firstar Corporation                       144,655.2                     6.48
Crestar Financial Corp.                   110,188.1                     4.93
Synovus Financial Corp.                   174,984.1                     7.84
Huntington Bancshares, Inc.               191,133.7                     8.56
                                                                      100.00%

     "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors above, which were calculated with reference to the outstanding shares listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

     "Starting Date" means January 13, 1998.

     "Starting Price" means $80.50 per share.

     If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Paragraph VIII.A.7.

B. If CitFed Bancorp shareholders, acting at a meeting held for the purpose of voting upon this Agreement, fail to adopt the Agreement in the manner required by law, then this Agreement shall be deemed to be automatically terminated, provided that CitFed Bancorp must be in compliance with Section IV.A.

C. Upon termination as provided in this Section, this Agreement, except for the provisions of Sections VII.D., H., J. and K. hereof shall be void and of no further force or effect, and, except as provided in Section VII.H. hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

D. Fifth Third and CitFed Bancorp agree that irreparable damage would occur and that neither Fifth Third nor CitFed Bancorp would have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. If any action is brought by either party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio or in Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity.

IX.     CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Fifth Third agrees that upon the satisfaction of such conditions, it will not willfully delay the closing to a date after Fifth Third's next dividend record date, provided, however, Fifth Third shall not be required to take any extraordinary action to effect such closing nor to effect such closing at a time that Fifth Third reasonably believes would be adverse
to the interests of Fifth Third and its stockholders.   Pursuant to the filing
of articles or a certificate of merger (which shall be acceptable to CitFed

Bancorp and Fifth Third) with the Secretaries of the States of Ohio and Delaware in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X.     AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of CitFed Bancorp and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after adoption of this Agreement by the shareholders of CitFed Bancorp, but after any such adoption by the shareholders of CitFed Bancorp no amendment shall be made (without further shareholder action) which changes in any manner adverse to such shareholders the form or amount of consideration to be provided to such shareholders pursuant to this Agreement, or the tax characterization of the transactions as structured pursuant to this Agreement.

XI.     GENERAL

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein or as contemplated in Sections V.D., V.E.1, and VII, none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to CitFed Bancorp shareholders pursuant to the terms of this Agreement.

XII.     COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                   FIFTH THIRD BANCORP

(SEAL)
                             By:   /s/ George A. Schaefer, Jr.
                                   --------------------------------------
                                   George A. Schaefer, Jr.
                                   President and Chief Executive Officer


                         Attest:   /s/ Paul L. Reynolds
                                   --------------------------------------
                                   Paul L. Reynolds
                                   Assistant Secretary

                                   CITFED BANCORP, INC.

(SEAL)
                             By:   /s/ Jerry L. Kirby
                                   --------------------------------------
                                   Name: Jerry L. Kirby
                                   Title: Chairman and Chief Executive
                                          Officer

                         Attest:   /s/ John H. Curp
                                   --------------------------------------
                                   Name: John H. Curp
                                   Title: Senior Vice President and Legal
                                          Counsel

APPENDIX B

                            STOCK OPTION AGREEMENT

------------------------------------------------------------------------------

     STOCK OPTION AGREEMENT, dated as of January 13, 1998, between CITFED BANCORP., INC., a corporation organized and existing under the corporation laws of the State of Delaware ("Issuer"), and FIFTH THIRD BANCORP, an Ohio corporation ("Grantee").

                             W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Affiliation Agreement (the "Merger Agreement");

     WHEREAS, as an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 3,230,411 fully paid and nonassessable shares of the common stock, par value $.01 per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the NASDAQ National Market System on January 13, 1998; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted prior to the date hereof) at a price less than such price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding.

Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger;
(ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section VIII(A)(1) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section VIII(A)(1) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to either
(x) Section VIII(A)(1) thereof as a result of the material breach by Grantee or (y) Section VIII.A.7.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee
     Subsidiary") or Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger
     Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

        (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

        (vii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

        (viii) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the OTS or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option .

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of January 13, 1998, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed subject to the receipt of any necessary regulatory approvals to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Savings and Loan Holding Company Act ("SLHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of

Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase

Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)     The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.     Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the OTS has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the SLHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $30 million (i) plus, if applicable,

Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this

Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     23. Grantee agrees that for so long as this Option Agreement is in effect and for a period of one year following the termination of this Option Agreement pursuant to Section 2(a) hereof, Grantee shall not seek to engage in an Acquisition Transaction with Issuer or an Issuer Subsidiary absent the approval of Issuer's Board of Directors.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                             FIFTH THIRD BANCORP



                                        By:
                                             ---------------------------------

                                        Its:
                                             ---------------------------------


                                             CITFED BANCORP, INC.



                                        By:
                                             ---------------------------------

                                        Its:
                                             ---------------------------------